Exhibit 99.(B)(d)(17)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AQR Capital Managent, LLC

As of July 8, 2009, as amended June 28, 2011 and January 6, 2012

SEI INSTITUTIONAL MANAGED TRUST

Small Cap Fund

Small Cap Growth Fund

Large Cap Fund

Multi-Asset Accumulation Fund

Sub-Advisory Services Pursuant to a Model Portfolio

Tax-Managed Large Cap Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AQR Capital Managent, LLC

As of July 8, 2009, as amended June 28, 2011 and January 6, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		AQR Capital Managent, LLC

By:	/s/ James Smigiel	By:	/s/ Emily A. Locher

Name: James Smigiel		Name: Emily A. Locher

Title: Vice President		Title: Deputy General Counsel